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                                                                   ANNEX A

                  OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

                                                              November 20, 1997
Board of Directors
Safety-Kleen Corp.
One Brinckman Way
Elgin, IL 60123-7857

Dear Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of Safety-Kleen Corp. (the "Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") by and among the Company, SK Parent Corp. ("Parent") and SK Acquisition Corp., a wholly-owned subsidiary of Parent ("Purchaser"). Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, Purchaser will be merged into the Company in a merger in which each of the outstanding shares of common stock of the Company will be converted into a right for the Shareholder to receive $27.00 per share of common stock in cash (the "Transaction").

  We have acted as financial advisor to the Company in connection with the Transaction. In connection with our review of the Transaction and the preparation of our opinion herein, we have: (a) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Transaction as set forth in the Merger Agreement; (b) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization, of both the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (c) analyzed certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial projections; (d) discussed the past and current operations and financial condition and prospects of the Company with senior executives of the Company; (e) reviewed the historical market prices and trading volume of the common stock of the Company; (f) reviewed the financial terms, to the extent publicly available, of selected actual business combinations we believe to be relevant; and (g) performed such other analyses as we have deemed appropriate.

  We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial information, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion relates to financial fairness only, and we express no opinion as to the appropriateness of the financial structure or the soundness of the financial condition of the Company subsequent to the consummation of the Merger. We understand that other professionals who are expert in those areas will be providing advice on those subjects. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof.

  In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on the Company.

  William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Transaction, and indemnify us against certain liabilities. William Blair & Company has provided investment
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banking and financial advisory services to the Company in the past for which we have received customary compensation. Edgar D. Jannotta, Sr., Senior Director of William Blair & Company, serves as a member of the Board of Directors of the Company.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in a proxy statement mailed to shareholders by the Company with respect to the Transaction.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of November 20, 1997, the consideration to be paid to the Shareholders of the Company in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to such Shareholders.

                                          Very truly yours,

                                          William Blair & Company, L.L.C.

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